SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made by and between Aileron Therapeutics, Inc. (the “Company”), having its principal place of business at 738 Main Street, Unit #398, Waltham, MA 02451, and D. Allen Annis, Ph.D., having an address at 38 Langdon Street, Cambridge, MA 02138 (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and Executive are parties to an employment offer letter dated as of November 15, 2007 and a Severance Agreement dated as of November 5, 2018 (collectively, the “Employment Agreements”);

WHEREAS, the Parties mutually have agreed to establish terms for Executive’s separation from the Company, including, without limitation, Executive’s separation, effective as of April 15, 2023 (the “Separation Date”), from employment with the Company, from Executive’s position as the Company’s Senior Vice President, Research, and from any and all other positions Executive held as an officer of the Company; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due to Executive, and the Parties acknowledge and agree that Executive is not eligible to receive any other payments or benefits as a result of Executive’s separation from the Company, including, without limitation, pursuant to the Employment Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Accrued Obligations – The Parties agree that Executive is entitled to receive, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, including any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred and documented unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Obligations”). As of the Separation Date, all salary payments from the Company ceased and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law or as otherwise specifically set forth in this Agreement.
2.
Separation Benefits – Provided that Executive: (i) has, effective as of the Separation Date, separated from employment with the Company, from Executive’s position as Senior Vice President, Research of the Company, and from any and all other positions Executive held as an officer of the Company, (ii) signs and returns this Agreement no earlier than the Separation Date but no later than May 31, 2023, and (iii) does not revoke Executive’s agreement as set forth in Section 14 below, the Company will provide Executive with the following separation benefits (the “Separation Benefits”):
a.
Severance Pay – On the Company’s first regularly scheduled payroll date that follows the Agreement Effective Date (as defined below), Executive will receive severance pay in an aggregate amount equal to nine (9) months of Executive’s base salary as of the Separation Date, which such payment will be paid in a lump sum on that date and will be subject to all applicable taxes and withholdings.

b.
Group Health Insurance – If Executive is eligible for and timely elects to continue receiving group medical insurance coverage under the law known as COBRA, the Company shall, continuing until the earlier of (x) the expiration of the nine (9) month period following the Agreement Effective Date (the “Severance Period”), and (y) the date on which Executive becomes eligible to receive the same or substantially similar group health insurance coverage through another employer (as applicable, the “COBRA Contribution Period”), pay on Executive’s behalf the portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage. The balance of such premiums during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by Executive on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, Executive remains eligible for and elects to remain enrolled in COBRA continuation coverage. Notwithstanding the foregoing, however, the Company may, in its sole discretion, and at any time during the COBRA Contribution Period, elect to cease making monthly contributions hereunder and, instead, pay to Executive a lump sum (less applicable taxes and withholdings) equal to the amount of contributions the Company would have made hereunder between the date of such cessation and the expiration of the COBRA Contribution Period, following which lump sum payment all COBRA premium costs shall be paid by Executive for as long as, and to the extent that, Executive remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should Executive become eligible during the Severance Period to receive group health insurance coverage through another employer, Executive shall immediately notify the Company in writing of the date of eligibility for such coverage and the Company’s obligation under this paragraph shall terminate as of such date of eligibility.

Executive is entitled to exercise only those stock options granted to Executive under the Company’s 2006 Stock Incentive Plan, as amended, 2016 Stock Incentive Plan, 2017 Stock Incentive Plan and 2021 Stock Incentive Plan (collectively, the “Option Plans”) that are vested through the Separation Date, and only in accordance with the terms and conditions of the applicable Option Plan, including (without limitation) those provisions regarding the time in which Executive may exercise vested options. Except for those vested options, Executive acknowledges and agrees that Executive does not now have, and will not in the future have, rights to vest in any other equity plans (of whatever name or kind, including, without limitation, any stock option or restricted stock plan) that Executive participated in or was eligible to participate in during Executive’s employment with the Company.

Other than the Separation Benefits and Accrued Obligations, Executive will not be eligible for, nor shall Executive have a right to receive, any payments or benefits from the Company following the Separation Date.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

3.
Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreements); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) deprive Executive of any accrued benefits to which Executive has, as of the Separation Date, acquired a vested right under any employee benefit plan or policy or stock plan, or any health care continuation to the extent required by applicable law; (ii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or by-laws or under any applicable directors’ and officers’ liability insurance policy maintained by the Company; provided, however, that nothing herein shall be construed as an acknowledgment or guaranty by the Company that Executive has any such rights to indemnification, nor does this Agreement create any additional rights for Executive to indemnification; (iii) apply to any claims or rights that Executive may have as a stockholder of the Company; or (iv) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

4.
Continuing Obligations – Executive acknowledges and reaffirms Executive’s obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that Executive acquired during the course of Executive’s employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by Section 8 below. Further, Executive acknowledges and reaffirms all of Executive’s continuing obligations to the Company as set forth in the Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement that Executive previously executed for the benefit of the Company on or about November 15, 2007 (the “Restrictive Covenants Agreement”), which remain in full force and effect and which survive Executive’s separation from the Company, except for the non-competition provisions of the Restrictive Covenants Agreement, which the Company agrees shall terminate and be of no further force and effect from and after the Separation Date.
5.
Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 8 below, Executive will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company agrees to direct its executive officers (collectively, the “Executive Officers”) to not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding Executive; provided, however, that nothing in this Section 5 shall be construed as requiring the restriction or limitation of such Executive Officers from disclosing events or circumstances in such manner as they or the Company deem necessary to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.
6.
Return of Company Property; Personal E-mail Management – Executive confirms that Executive has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), all information about all forms of electronically stored information including information stored in digital clouds, Company identification, and any other Company owned property in Executive’s possession or control, and that Executive has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during Executive’s employment, and that Executive has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to Executive; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Notwithstanding the foregoing, Executive may retain the laptop issued to Executive once the Company’s information technology team has removed all Company proprietary information from such equipment.
7.
Confidentiality – Each of the Parties understands and agrees that, except as otherwise permitted by Section 8 below, the terms of this Agreement and the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential and shall not be disclosed except as otherwise agreed to in writing by the other Party; provided, however, that: (a)

Executive may disclose this Agreement to Executive’s immediate family; (b) the Parties may disclose this Agreement in confidence to their attorneys, insurers, accountants, auditors, tax preparers, and financial advisors (provided that prior to disclosure each such individual agrees to keep such information confidential in accordance with the terms and conditions of this confidentiality provision); (c) the Parties may disclose this Agreement insofar as such disclosure may be required by law; and (d) the Company may disclose this letter agreement as reasonably necessary or advisable for a legitimate business purpose.
8.
Permitted Disclosures – Nothing in this Agreement or elsewhere prohibits Executive from (a) communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings or (b) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Nothing in this Agreement limits Executive’s ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
9.
Cooperation – Executive agrees that, to the extent permitted by law and subject to Executive’s reasonable availability, Executive shall: (i) during the Severance Period, make Executive reasonably available to the Company on an as-needed basis in connection with assisting with the orderly transfer of Executive’s work to other employees, following reasonable notice by the Company and without receiving any compensation in addition to the Severance Benefits (it being acknowledged by Executive that a condition of the Company’s provision of the Separation Benefits described above is Executive’s provision of such assistance), and (ii) assist the Company and its Affiliated Entities (as defined in the Severance Agreement) in the defense of any claims, or potential claims that may be made or are threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and the Affiliated Entities in the prosecution of any claims that may be made by the Company or the Affiliated Entities in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. The Company agrees to (x) reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and (y) compensate Executive on an hourly basis, based on a rate commensurate with Executive’s base salary (assuming a forty (40) hour work week) in effect on the Separation Date, for time Executive spends in excess of ten (10) hours in any calendar quarter providing such assistance to the Company, provided that such time shall not include any time spent testifying in any arbitration, trial, administrative hearing or other proceeding. Any amounts to be paid to Executive pursuant to this Section shall be paid by the Company no later than thirty (30) days of the date on which Executive provides documentation to the Company that such expenses were incurred. Executive’s reasonable assistance in connection with subsection (ii) hereunder shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in Executive’s possession, and to act as a witness when requested by the Company. Executive further agrees that, to the extent permitted by law, Executive will notify the Company promptly in the event that Executive is served with a subpoena (other than a subpoena issued by a government agency), or in the event that Executive is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
10.
Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
11.
Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
12.
Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.
13.
Business Expenses; Final Compensation – Executive acknowledges that Executive has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of Executive’s employment and that no other reimbursements are owed to him. Executive further acknowledges that Executive has received all compensation due to Executive from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that Executive is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2.
14.
Time for Consideration and Revocation – Executive acknowledges that Executive was initially presented with this Agreement on or before the Separation Date (as applicable, the “Receipt Date”). Executive understands that this Agreement shall be of no force or effect unless Executive (a) signs and returns this Agreement on or before May 31, 2023 (but no earlier than the Separation Date), and (b) does not revoke this Agreement in writing during the seven (7) day period after Executive has signed the Agreement (the “Revocation Period”). If Executive does not so revoke Executive’s agreement, this Agreement shall become effective and enforceable on the date following the expiration of the Revocation Period (the “Agreement Effective Date”).
15.
Eligibility for Severance Program – Attached to this Agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to Executive, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.
16.
Acknowledgments – Executive acknowledges that Executive has been given at least forty-five (45) days from the Receipt Date to consider this Agreement (the “Consideration Period”) and that the Company is hereby advising Executive to consult with an attorney of Executive’s own choosing for the purpose of reviewing the terms of this Agreement, including the rights waived in this Agreement, prior to signing this Agreement. Executive further acknowledges and agrees that any changes made to this Agreement following Executive’s initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that Executive may revoke this Agreement for a period of seven (7) days after Executive signs it by notifying the Company in writing, and that this Agreement shall not be effective or enforceable until the expiration of the seven (7) day revocation period. Executive understands and agrees that by entering into this Agreement Executive is waiving any and all rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.
17.
Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement. Executive acknowledges that that Executive has carefully read this Agreement and is fully aware of its contents and legal effect, including the waiver of any legal claims, understands the meaning and intent of this Agreement, and is voluntarily entering this Agreement. Executive further affirms that Executive was advised to consult with counsel of Executive’s own choosing prior to accepting this Agreement. Executive states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs Executive’s name of Executive’s own free act.
18.
Governing Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
19.
Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, separation benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section 19 supersedes Section 4 above or the Restrictive Covenants Agreement referenced therein.
20.
Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by Executive with respect to such Separation Benefits under applicable law. Executive acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement. Executive further acknowledges and agrees that the Company is not making any representations or warranties to Executive and shall have no liability to Executive or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.
21.
Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

AILERON THERAPEUTICS, INC.

By: /s/ Manuel C. Alves Aivado, M.D., Ph.D. Date: 24 April 2023

Name: Manuel C. Alves Aivado, M.D., Ph.D.

Title: President and Chief Executive Officer

EXECUTIVE

/s/ D. Allen Annis, Ph.D. Date: 24 April 2023
D. Allen Annis, Ph.D.

Attachment A

OLDER WORKERS BENEFIT PROTECTION ACT
NOTICE TO EMPLOYEES

As a result of the Company’s failed clinical trial necessitating the elimination of nearly all positions as Company looks to reduce costs and expenses as it explores strategic alternatives, your employment with the Company is being terminated and you have been selected to receive an offer of severance benefits in exchange for signing a release and waiver of claims. In selecting employees for termination and eligibility for this severance program, the Company considered retaining only those employees needed to assist the Company with the exploration of strategic alternatives. In connection with this severance program, you are being provided with information as to: (i) any class, unit or group of individuals terminated and covered by such program, any eligibility factors for such termination and, therefore, eligibility for such program, and any time limits applicable to such program; and (ii) the job title and ages of all individuals terminated and, therefore, eligible or selected for the program, and the job titles and ages of all individuals in the same job classification or organizational unit who are not terminated and, therefore, are not eligible or selected for the program.

The Company determined that all employees in the classes, units or departments in the chart below would be eligible for the severance program. All employees who are being terminated in connection with this reduction in force have been selected for the program and their job titles and ages have been indicated in the chart below. The job titles and ages of employees who were not selected for the program are also indicated in the below chart.

Employees who were selected and are age forty and over shall have at least forty-five (45) days to consider the Company’s severance offer and may revoke their agreement to participate in the severance program within seven (7) days of their execution of such an agreement. Employees who were selected and are under age forty shall have at least seven (7) days to consider the Company’s severance offer and do not have a right of revocation.

Class/Unit/Department	Employee Title	Age on Separation Date	Selected	Not Selected
R&D	Senior Vice President, Research	50	X
Clinical Operations	Vice President, Clinical Development	53	X
Clinical Operations	Vice President of Clinical Operations and Program Management	52	X
Clinical Operations	Executive Director, Clinical Operations	45	X
Clinical Operations	Associate Director of Clinical Operations	43	X
Finance	Analyst	27	X
Executive	President and Chief Executive Officer	52		X
Finance	Controller	36		X
Finance	Analyst	23		X